THE LAW OFFICE OF
RONALD N. VANCE, P.C.
Attorney at Law
1656 REUNION AVENUE
SUITE 250
SOUTH JORDAN, UTAH 84095

ALSO ADMITTED IN CALIFORNIA (INACTIVE)	TELEPHONE (801) 446-8802
FAX (801) 446-8803
EMAIL: ron@vancelaw.us
Exhibit 10.3

January 16, 2009

Alan S. Knitowski, Chairman
Trycera Financial, Inc.

Re:  Attorney-Client Contract

Dear Alan:

The purpose of this letter is to set forth the terms of my engagement on behalf of Trycera Financial, Inc., a Nevada corporation (the “Company”).  It is understood that professional rules of conduct require that I owe my professional and ethical duty to the Company as an organization and as such my representation shall be of the corporate entity and not individual officers, directors, or shareholders, or any other parties, unless expressly agreed in writing,.  I understand that the terms and conditions of my engagement shall be as follows:

1.
Scope of Engagement.  I will provide legal representation of the Company and my services under this engagement will include the following:  (i) prepare and maintain corporate books and records; (ii) negotiate settlement of outstanding debts of the Company; (iii) negotiate potential reverse acquisition of the Company; and (iv) prepare periodic and other reports for filing with the Securities and Exchange Commission, including but not limited to, periodic and current reports, beneficial ownership reports of management, and other securities documents.  My representation will include all preparation of the documents related to my services.  I will not provide tax or accounting advice or services.   I have also agreed to serve as the sole director and officer of the Company during the interim period in which the Company is seeking a new business venture.  I will not bill the Company for my services as either an officer or director of the Company, but all services performed for the Company, unless otherwise expressly related to director or officer services, will be performed by me as legal counsel under this engagement agreement.  I will perform such other legal services as reasonably requested from time to time and related to my representation of the Company.

2.
Fees and Costs.  My fees for representing the Company shall be $400 per hour, which represents a premium to my current hourly billing rate and is based upon the inability of the Company to pay these fees unless and until the Company secures additional funding, of which there is no assurance.  My fees shall include $125 per hour for services performed by my senior assistant and $100 per hour for my junior assistant, which rates are subject to change upon prior notice.  I will bill in tenths of an hour, with two-tenths of an hour as the minimum charge on any matter.

In addition to charges for my fees, the Company will be billed for all identifiable costs, if any, such as copying charges, fax transmissions, long distance telephone expenses, delivery fees, filing fees, computerized legal research, edgarizing fees, out-of-town travel expenses, and similar charges.

3.
Billing.  I will bill for all costs, expenses and for all services approximately monthly.  My invoices and billing statements will summarize the nature of the work performed during the billing period and the costs incurred and will be provided to the Company.

4.
Payments and Late Charges. All billings to the Company shall be due and payable upon the closing of a reverse acquisition or my resignation as a director, whichever shall first occur.  With respect to all billings to the Company not covered by the retainer amount set forth above, amounts when due and payable will incur a late charge of 1.5 percent per month of the total unpaid balance.

[Missing Graphic Reference]

Alan S. Knitowski, Chairman
January 16, 2009

5.
Due Diligence.  By executing this letter the Company agrees to provide me to all books, records, and documents reasonably requested by me to perform the services of this engagement.  The Company also agrees to furnish me with all information concerning its operations, management, financial status, properties, and other matters reasonably requested by me.  The Company agrees that the books, records, documents, and information provided to me by it shall not contain any untrue statement of material fact or omit a material fact to make the statement contained therein not misleading.  The Company will promptly notify me if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to me.  Further, the Company agrees to provide me acce3ss to the operations and properties of the Company, as well as to the officers, directors, accountants, legal counsel, advisors, employees, 5% shareholders, and other persons associated with the Company.  It is understood and agreed that the failure by the Company to comply with the terms of this paragraph shall be grounds for me to terminate the engagement.

6.
Term. This engagement agreement shall supersede any prior engagement agreements between my firm and the Company. The Company may terminate this agreement and my representation of the Company, at any time by notifying me in writing. I may terminate this agreement by written notice to the Company not less than 30 days prior to the effective time of the termination by me.

7.
Client Files and Records.  Upon termination of my representation under this agreement, I will make all client files available for pickup at my office or delivery to the Company’s office, provided that the costs of delivery are advanced by the Company.  Any client files not picked up within five years from the termination of this engagement shall be destroyed.  Client files shall include all papers and property the Company has provided to me; any litigation materials; all correspondence; and any business records.  Client files shall not include my work product such as my notes; research files; internal memoranda; and unfiled documents.  During and after the term of this engagement, I may scan and preserve electronically any documents which constitute my files in this matter and destroy any paper copies of such files.  No original corporate documents, such as stock certificates, minutes, bylaws, articles, contracts, or other originally executed corporate records will be destroyed during the term of the engagement.  If there are any other documents you wish to preserve in their original form, you should notify my office.

8.
Governing Law and Venue of Any Disputes.  It is agreed that any dispute which I may have with the Company regarding my representation of it, including, but not limited to, collection of amounts owed for services rendered, and any dispute whatsoever which the Company may have with me, or an employee or legal assistant employed by me, which arises out of the furnishing of legal service3s to the Company shall be resolved solely in a court of competent jurisdiction in Salt Lake City, Utah.  This engagement agreement and any dispute between the parties shall be governed by the law of the State of Utah.

If it is agreed that the foregoing sets forth the conditions of the engagement, please sign and date this letter where indicated and return it to this office.

RONALD N. VANCE, P.C.

By /s/ Ronald N. Vance
     Ronald N. Vance, President

The above agreement is understood and agreed to by the undersigned.  By signing below, the individual executing this engagement agreement on behalf of the undersigned entity represents and warrants that the Company is duly authorized to enter into this agreement and that he or she is duly authorized to execute this agreement on behalf of the Company.

Date: January 16, 2009
Trycera Financial, Inc.

By /s/ Alan S. Knitowski
      Alan S. Knitowski, Chairma